                                                                       Exhibit 2



                           STOCK PURCHASE AGREEMENT


                                 BY AND AMONG


                           ENTRUST TECHNOLOGIES INC.

                           CYGNACOM SOLUTIONS, INC.

                                      AND

                              THE STOCKHOLDERS OF

                           CYGNACOM SOLUTIONS, INC.


                                     DATED

                                MARCH 14, 2000

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I  PURCHASE AND SALE OF THE CYGNACOM SHARES........................   1
     1.1 Purchase  of the CygnaCom Shares from the Stockholders............   1
     1.2 Purchase  Price...................................................   1
     1.3 The  Closing......................................................   2
     1.4 Further  Assurances...............................................   5

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS REGARDING
THE CYGNACOM SHARES........................................................   6
     2.1 Ownership of CygnaCom Shares......................................   6
     2.2 Authority.........................................................   6
     2.3 Noncontravention..................................................   6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS
AND CYGNACOM REGARDING CYGNACOM............................................   7
     3.1 Organization......................................................   7
     3.2 Capitalization....................................................   7
     3.3 Noncontravention..................................................   7
     3.4 Regulatory Approvals..............................................   8
     3.5 Financial Statements and Information..............................   8
     3.6 Intellectual Property.............................................   8
     3.7 Trademarks........................................................   9
     3.8 Real Property.....................................................  10
     3.9 Personal Property.................................................  10
     3.10 Contracts........................................................  10
     3.11 Books and Records; Bank Accounts.................................  11
     3.12 Tax Matters......................................................  11
     3.13 Customers and Suppliers..........................................  12
     3.14 Insurance........................................................  12
     3.15 Legal Compliance.................................................  13
     3.16 Litigation.......................................................  13
     3.17 Confidential Information.........................................  13
     3.18 Employees........................................................  13
     3.19 Employee Benefits................................................  13
     3.20 Conduct of the Business of CygnaCom..............................  16
     3.21 Absence of Material Adverse Changes..............................  16
     3.22 Business Relationships With Affiliates...........................  16
     3.23 Brokers' Fees....................................................  16
     3.24 Disclosure.......................................................  17

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE BUYER....................  17
     4.1 Organization......................................................  17
     4.2 Authorization.....................................................  17

                                                                            PAGE
                                                                            ----


     4.3 Noncontravention..................................................  17
     4.4 Regulatory Approvals..............................................  17
     4.5 Brokers' Fees.....................................................  17

ARTICLE V  COVENANTS.......................................................  18
     5.1 CygnaCom Stockholder Non-FAA Employees............................  18
     5.2 CygnaCom Non-FAA Employees........................................  18
     5.3 FAA Employees.....................................................  18
     5.4 Legal Fees........................................................  18

ARTICLE VI  INDEMNIFICATION................................................  19
     6.1 Indemnification by the Stockholders...............................  19
     6.2 Indemnification by the Buyer......................................  19
     6.3 Claims for Indemnification........................................  19
     6.4 Limitations.......................................................  21
     6.5 Arbitration.......................................................  21

ARTICLE VII  TAX MATTERS...................................................  22
     7.1 Preparation and Filing of Tax Returns.............................  22
     7.2 Tax Indemnification by the Stockholders...........................  23
     7.3 Allocation of Certain Taxes.......................................  24
     7.4 Cooperation on Tax Matters........................................  24
     7.5 Tax Covenants.....................................................  25

ARTICLE VIII  MISCELLANEOUS................................................  26
     8.1 Prior Agreements..................................................  26
     8.2 No Third Party Beneficiaries......................................  26
     8.3 Entire Agreement..................................................  26
     8.4 Succession and Assignment.........................................  26
     8.5 Counterparts......................................................  26
     8.6 Headings.                                                           26
     8.7 Notices.                                                            26
     8.8 Governing Law.....................................................  28
     8.9 Amendments and Waivers............................................  28
     8.10 Severability.....................................................  28

     Exhibits
     --------

     Exhibit A-1   Form of Employment Agreement for Santosh Chokhani

     Exhibit A-2   Form of Employment Agreement for Isadore Schoen

     Exhibit A-3   Form of Offer Letter for CygnaCom Stockholder Non-FAA
                   Employees and CygnaCom Non-FAA Employees

     Exhibit A-4   Form of Agreement for FAA Employees

     Exhibit B-1   Form of Stock Option Agreement for CygnaCom Stockholder Non-
                   FAA Employees

     Exhibit B-2   Form of Stock Option Agreement for CygnaCom Non-FAA Employees

     Exhibit C     Form of Opinion of Wilkes, Artis, Hedrick & Lane, Chartered

     SCHEDULES TO THE DISCLOSURE SCHEDULE
     ------------------------------------

     Schedule I    Stockholders and Percentage Interests

     Schedule II Option Agreements, Option Grants and Employment Agreements for CygnaCom Stockholders

     Schedule III Option Agreements, Option Grants and Employment Agreements for CygnaCom Non-FAA Employees

     Schedule IV   FAA Employees

                           STOCK PURCHASE AGREEMENT

     This Agreement is entered into as of March 14, 2000 by and among Entrust Technologies Inc., a Maryland corporation (the "Buyer"), CygnaCom Solutions, Inc., a Virginia corporation ("CygnaCom"), and the stockholders of CygnaCom listed on Schedule I to the Disclosure Schedule attached hereto (individually, a
          ----------
"Stockholder" and collectively, the "Stockholders"). The Buyer, CygnaCom and the Stockholders are referred to collectively herein as the "Parties."

                             PRELIMINARY STATEMENT
                             ---------------------

     1. The Stockholders collectively own all of the issued and outstanding shares of the common stock, no par value per share of CygnaCom (collectively, the "CygnaCom Shares"), as set forth in more detail on Schedule I to the
                                                       ----------
Disclosure Schedule (as defined below).

     2. The Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to the Buyer, the CygnaCom Shares for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I


                   PURCHASE AND SALE OF THE CYGNACOM SHARES

     1.1  Purchase of the CygnaCom Shares from the Stockholders.
          -----------------------------------------------------

     Upon and subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the CygnaCom Shares contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all of the CygnaCom Shares owned by such Stockholders.

     1.2  Purchase Price.
          --------------

          (a) The purchase price to be paid by the Buyer for the CygnaCom Shares shall be Sixteen Million Dollars ($16,000,000) (the "Cash Purchase Price").

          (b) At the Closing, the Buyer shall deliver to the Stockholders the Cash Purchase Price in proportion to their percentage interests in CygnaCom shown on Schedule I to the Disclosure Schedule (the "Percentage Interests") by
         ----------
cashier's or certified check, or by wire transfer of immediately available funds to an account designated by each of the Stockholders.

     1.3  The Closing.
          -----------

          (a) The execution and delivery by the Parties of this Agreement shall take place simultaneously with the Closing. The Closing shall take place at the offices of Hale and Dorr LLP, 11951 Freedom Drive, Suite 1400, Reston, Virginia, 20190, commencing at 12:00 p.m., local time, on March 14, 2000, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

          (b) At the Closing:

              (i) each Stockholder shall deliver to the Buyer one or more certificates evidencing all of the CygnaCom Shares owned by such Stockholder, duly endorsed in blank, pursuant to Section 1.3(b)(xi);

              (ii) the Buyer shall deliver to each Stockholder their portion of the Cash Purchase Price in accordance with Subsection 1.2(b);

              (iii) CygnaCom shall deliver to the Buyer a Certificate of Officers and Principal Stockholders (the "CygnaCom Certificate") as to the effect that each of the representations and warranties set forth in Article III are true and correct as of the Closing Date and all other related conditions have been met;

              (iv) CygnaCom and each of Santosh Chokhani and Isadore Schoen shall execute and deliver an Employment Agreement in the form attached hereto as Exhibits A-1 and A-2, respectively;
------------     ---

              (v) CygnaCom shall deliver to the Buyer a Good Standing certificate of CygnaCom from the Secretary of State of the State of Virginia.

              (vi) CygnaCom shall deliver to the Buyer a Certificate of Incorporation of CygnaCom as certified by the Secretary of State of the State of Virginia.

              (vii) CygnaCom shall deliver to the Buyer a Certificate of Status of Foreign Corporation for the State of Maryland;

              (viii) CygnaCom shall deliver to the Buyer a Certificate of the Secretary of CygnaCom as to (i) the By-Laws, (ii) resolutions of the Board of Directors relating to the Agreement and the transactions contemplated therein and (iii) the incumbency of officers.

              (ix) CygnaCom shall deliver to the Buyer the Resignations of all Officers and Directors of the CygnaCom.

              (x) CygnaCom shall deliver to the Buyer a closing balance sheet as of January 31, 2000 (the "Closing Balance Sheet").

              (xi) CygnaCom shall deliver to the Buyer stock certificates issued in the respective names of each of the following individuals, duly endorsed in blank, representing all of the outstanding shares of capital stock of the
Company:

     1.   Santosh Chokhani 204 shares of Common Stock.

     2.   Isadore Schoen 112 shares of Common Stock.

     3.   Sarbari Gupta 12 shares of Common Stock.

     4.   Sadegh Kavoussi 20 shares of Common Stock.

     5.   Peter Hesse 8 shares of Common Stock.

     6.   Scott Shorter 4 shares of Common Stock.

     7.   Mike Boberski 4 shares of Common Stock.

     8.   Johnny Hsiung 8 shares of Common Stock.

     9.   Christine Miller 4 shares of Common Stock.

     10.  William Taris 8 shares of Common Stock.

     11.  Kristina Rogers 4 shares of Common Stock.

     12.  Mark Whitaker 4 shares of Common Stock.

     13.  Edward Morris 8 shares of Common Stock.

              (xii) CygnaCom shall deliver to the Buyer wire transfer instructions and reference numbers for each of the following wire transfers:

     1. Wire transfer in the amount of $8,160,000.00 from Entrust to Santosh Chokhani.

     2. Wire transfer in the amount of $4,480,000.00 from Entrust to Isadore Schoen.

     3.   Wire transfer in the amount of $480,000.00 from Entrust to Sarbari
Gupta.

     4. Wire transfer in the amount of $800,000.00 from Entrust to Sadegh Kavoussi.

     5.   Wire transfer in the amount of $320,000.00 from Entrust to Peter
Hesse.

     6.   Wire transfer in the amount of $160,000.00 from Entrust to Scott
Shorter.

     7.   Wire transfer in the amount of $160,000.00 from Entrust to Mike
Boberski.

     8.   Wire transfer in the amount of $320,000.00 from Entrust to Johnny
Hsiung.

     9. Wire transfer in the amount of $160,000.00 from Entrust to Christine Miller.

     10.  Wire transfer in the amount of $320,000.00 from Entrust to William
Taris.

     11. Wire transfer in the amount of $160,000.00 from Entrust to Kristina Rogers.

     12.  Wire transfer in the amount of $160,000.00 from Entrust to Mark
Whitaker.

     13.  Wire transfer in the amount of $320,000.00 from Entrust to Edward
Morris.

              (xiii) The Buyer shall deliver to CygnaCom a Good Standing Certificate of Entrust from the Secretary of the State of the State of Maryland.

              (xiv) The Buyer shall deliver to CygnaCom the Articles of Incorporation of Entrust as certified by the Secretary of the State of the State of Maryland.

              (xv) The Buyer shall deliver to CygnaCom the Certificate of Secretary of Entrust as to (i) the By-Laws and (ii) resolutions of the Board of Directors relating to the Agreement and the transactions contemplated therein and (iii) the incumbency of officers.

              (xvi) Wilkes, Artis, Hedrick & Lane, Chartered shall deliver to the Buyer an opinion with respect to the matters set forth in Exhibit C attached
                                                              ---------
hereto, addressed to the Buyer and dated as of the Closing Date; and

              (xvii) the Buyer and the Stockholders' Representative (as defined below) shall execute and deliver a cross-receipt evidencing the purchase and sale of the CygnaCom Shares referred to above.

          (c) For the purposes of this Agreement, the following terms shall have the following definitions:

              (A) "CygnaCom Non-FAA Employees" shall mean the persons shown on
Schedule III to the Disclosure Schedule who will be employed performing non-FAA
------------
related services after the Closing by CygnaCom.

              (B) "CygnaCom Stockholder Non-FAA Employees" shall mean CygnaCom Non-FAA Employees shown on Schedule II of the Disclosure Schedule who own issued
                           -----------
and outstanding shares of common stock of CygnaCom and will be employed performing non-FAA related services after the Closing by CygnaCom.

              (C) "FAA Employees" shall mean the CygnaCom FAA Employees shown on Schedule IV to the Disclosure Schedule who will be employed performing FAA
   -----------
related services after the Closing by CygnaCom, pursuant to the terms of Exhibit A-4.
-----------

              (D) "FAA Stockholders" shall mean the FAA Employees shown on
Schedule IV to the Disclosure Schedule who own issued and outstanding shares of
-----------
common stock of CygnaCom.

              (E) "Principal Stockholders" shall mean Santosh Chokhani and Isadore Schoen.

              (F) "Stockholders' Representative" shall mean Santosh Chokhani, who is hereby designated by each of the Stockholders to serve as the representative of the Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholders' Representative. Each of the Stockholders, by execution of this Agreement, hereby irrevocably appoints the Stockholders' Representative as the agent, proxy and attorney-in-fact for such Stockholder for the following purposes: (a) to consummate the transactions contemplated herein, (b) to disburse any funds received hereunder to such Stockholder and each other Stockholder, (c) to execute and deliver any certificates representing the Company's capital stock and execute such further instruments as the Buyer may request and (d) to negotiate, settle, compromise and otherwise handle all disputes, under the Agreement, resolve any issues that might arise with respect to all claims for indemnification made by the Buyer against the Stockholders. Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholders' Representative and shall survive the death, incapacity or bankruptcy of any Stockholder. Neither the Stockholders' Representative nor any agent employed by him shall incur any liability to any Stockholder relating to the performance of his duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct.

1.4  Further Assurances.
     ------------------

     At any time and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the CygnaCom Shares, to put the Buyer through its ownership of the CygnaCom Shares in actual possession and operating control of the assets (including without limitation the original corporate minute books of CygnaCom and all corporate seals), properties and business of CygnaCom, and to carry out the purpose and intent of this Agreement.

                                  ARTICLE II


              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

                         REGARDING THE CYGNACOM SHARES

     Each of the Stockholders severally represents and warrants to the Buyer as follows:

2.1  Ownership of CygnaCom Shares.
     ----------------------------

     Each Stockholder has good and valid title, clear of any and all Security Interests (as defined below), to all of the CygnaCom Shares listed on Schedule I to the Disclosure Schedule as being owned by him or it. Each Stockholder has the full right, power and authority to sell, transfer, convey, assign and deliver to the Buyer at the Closing the CygnaCom Shares owned by him or it and, upon consummation of the purchase and sale contemplated hereby, the Buyer will acquire from him or it good and marketable title to such CygnaCom Shares, free and clear of all Security Interests, other than those created or arising by reason of any action of the Buyer. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

2.2  Authority.
     ---------

     Each Stockholder has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated herein to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by him or it, and constitutes a valid and binding obligation of him or it, enforceable against him or it in accordance with its terms.

2.3  Noncontravention.
     ----------------

     Neither the execution and delivery of this Agreement by such Stockholder, nor the consummation by him or it of the transactions contemplated hereby, will
(i) conflict with, result in a breach of, constitute a default under, or require any notice, consent or waiver under, any agreement or instrument to which the Stockholder is a party or by which such Stockholder is bound, (ii) result in the imposition of any Security Interest upon the CygnaCom Shares owned by him or it, or (iii) violate any law, rule, regulation, order, writ, injunction or decree applicable to such Stockholder or to the CygnaCom Shares owned by such Stockholder.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL STOCKHOLDERS
                        AND CYGNACOM REGARDING CYGNACOM

     Each of the Principal Stockholders and CygnaCom jointly and severally represent and warrant to the Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule provided to, and accepted by, the Buyer (the "Disclosure Schedule") as evidenced by the initials of the Buyer and each of the Principal Stockholders. The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosures in any paragraph of the Disclosure Schedule shall qualify another paragraph in this Article III only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other paragraph.

3.1       Organization.
          ------------

     CygnaCom is a corporation duly organized, validly existing and in good standing under the laws of the State of Virginia and has all requisite power and authority to own its properties and to carry on its business as now being conducted to execute and deliver this Agreement and the other agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Certified copies of the Certificate of Incorporation and Bylaws of CygnaCom, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. CygnaCom does not have any subsidiaries or own any equity interest in any other corporation or entity. CygnaCom is qualified to transact business as a foreign corporation in the jurisdictions listed in Section 3.1 of the Disclosure Schedule.

3.2       Capitalization.
          --------------

     The authorized capital stock of CygnaCom consists of 400 shares of Common Stock, no par value per share (the "CygnaCom Common Stock"), of which 400 shares are outstanding as of the date of this Agreement and are owned by the Stockholders as set forth on Schedule I to the Disclosure Schedule. None of the shares of CygnaCom Common Stock are held in the treasury of CygnaCom. All of the outstanding CygnaCom Shares are duly authorized, validly issued, fully paid and nonassessable and were issued without violation of any preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements, obligations or commitments to which CygnaCom is a party or which are binding upon CygnaCom providing for the issuance, disposition or acquisition, contingent or otherwise, of any of its capital stock, or any other securities exercisable therefore or convertible or exchangeable thereinto. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to CygnaCom. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of 1933, as amended, of any capital stock of CygnaCom.

3.3       Noncontravention.
          ----------------

     The execution and delivery by CygnaCom of this Agreement and the agreements provided for herein, and the consummation by CygnaCom of all transactions contemplated hereunder and thereunder by CygnaCom, have been duly authorized by all requisite corporate action. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which CygnaCom or any of the Stockholders is a party constitute the valid and legally binding obligations of CygnaCom and the Stockholders, enforceable against them in accordance with their respective terms. The execution, delivery and performance by CygnaCom and the Stockholders of this Agreement and the agreements provided for herein, and the consummation by CygnaCom and the Stockholders of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation known to CygnaCom; (b) violate the provisions of the Certificate of Incorporation or By laws of CygnaCom; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to CygnaCom; or (d) conflict with, result in the breach or termination of, constitute a default under any agreement; or cause the creation of any Security Interest upon CygnaCom's assets. Section 3.3 of the Disclosure Schedule sets forth a list of each notice, consent, waiver or amendment required to be obtained prior to or as a result of the consummation of the purchase and sale of CygnaCom Shares contemplated by this Agreement, under any Contract (the "Required Consents")

3.4  Regulatory Approvals.
     --------------------

     All consents, approvals, authorizations and other requirements prescribed by any law, rule, regulation which must be obtained from any governmental agency or third party or otherwise satisfied by CygnaCom and which are necessary and known to CygnaCom for the transactions contemplated by this Agreement have been obtained.

3.5  Financial Statements and Information.
     ------------------------------------

     (a) CygnaCom has previously delivered to the Buyer its unaudited, reviewed financial statements as of January 15, 1999. Such financial statements (i) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, (ii) fairly present, in all material respects, as of the dates and for the periods indicated, the financial position and the results of operations of CygnaCom and (iii) are consistent, in all material respects, with the books and records of CygnaCom. CygnaCom has no material liability other than the liabilities shown on CygnaCom's Balance Sheet as of the Closing Date.

3.6  Intellectual Property.
     ---------------------

     (a) CygnaCom owns or has the right to use all Intellectual Property (as defined below) necessary to make, use or sell any products currently sold or under development by CygnaCom, or otherwise necessary for the operation of its business as presently conducted (the "CygnaCom Intellectual Property"). Each item of CygnaCom Intellectual Property will be owned or available for use by CygnaCom on identical terms and conditions immediately following the Closing and is listed in Section 3.6(a) of the Disclosure Schedule. CygnaCom has taken all reasonable measures to protect the proprietary nature of each item of CygnaCom Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the CygnaCom Intellectual Property, except pursuant to agreements and licenses specified in Section 3.6(b) or 3.6(c) of the Disclosure Schedule, and, to the knowledge of CygnaCom, no person or entity is infringing, violating or misappropriating any CygnaCom Intellectual Property. CygnaCom has made available to the Buyer correct and complete copies of all written documentation evidencing ownership or licensing of, and any claims or disputes relating to, each item of CygnaCom Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (A) patents and patent applications, (B) copyrights and registrations thereof, (C) formulas, processes, techniques, technical data, research and development information or other confidential information relating to the development or manufacture of CygnaCom's products, (D) computer software, data and documentation, (E) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (F) other proprietary rights relating to any of the foregoing. None of the activities or business presently conducted by CygnaCom infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity except as set out in Section 3.6(a) of the Disclosure Schedule. CygnaCom has not received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

     (b) Section 3.6(b) of the Disclosure Schedule identifies each license or other agreement pursuant to which CygnaCom has licensed, distributed or otherwise granted any rights to any third party with respect to, any of CygnaCom Intellectual Property.

     (c) Section 3.6(c) of the Disclosure Schedule identifies each item of CygnaCom Intellectual Property that is owned by a party other than CygnaCom, and the license or agreement pursuant to which CygnaCom uses it.

     (d) All internal computer systems that are material to its business and operations are Year 2000 Compliant. CygnaCom is not aware of any failure to be Year 2000 Compliant on the part of any third-party system that is material to the business or operations of CygnaCom, including without limitation any system belonging to one of CygnaCom's suppliers, manufacturers, service providers or customers. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to computer and electronic systems, that such system, when used properly in accordance with its documentation, is capable of correctly receiving, processing and providing date data within and between the twentieth and twenty-first centuries; provided that all applications, hardware and other systems used in conjunction with such system correctly exchange date data with or provide data to such system.

3.7  Trademarks.
     ----------

     CygnaCom has used the Trademarks (as defined below) listed in Section 3.7 of the Disclosure Schedule since the dates set forth in such Section. CygnaCom has not licensed or granted any right to use any such Trademark to any other person or entity. CygnaCom does not sell products or operate its business under, and in the past has not sold products or operated its business under, any Trademarks other than those listed in Section 3.7 of the Disclosure Schedule. "Trademarks" means each trademark, tradename or other designation adopted or used by CygnaCom and each registered trademark and application for registration of trademark which is owned by CygnaCom.

3.8  Real Property.
     -------------

     CygnaCom owns no real property.

3.9  Personal Property.
     -----------------

     (a) CygnaCom owns or leases all tangible assets necessary for the conduct of its business as presently conducted by CygnaCom. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. All such tangible assets are located at CygnaCom's facility at 7927 Jones Brand Drive, Suite 100, West, McLean, Virginia 22102.

     (b) No asset of CygnaCom (tangible or intangible) is subject to any Security Interest.

     (c) Section 3.9(c) of the Disclosure Schedule sets forth (i) a true, correct and complete list as of the Closing Date of all items of tangible personal property (other than inventory), including without limitation purchased and capitalized software, owned by CygnaCom as of the date hereof, or not owned by CygnaCom but in the possession of or used in the business of CygnaCom (the "Personal Property"), other than individual assets with a book value of less than $10,000; and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by CygnaCom and the circumstances under which such Property is used. Each item of Personal Property not owned by CygnaCom is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the respective entity and the owner or lessor thereof, the obligations of the respective entity to such owner or lessor will be discharged.

3.10  Contracts.
      ---------

      (a) Section 3.10 of the Disclosure Schedule lists each of the following contracts, agreements or commitments (written or oral) to which CygnaCom is a party (other than those listed in Section 3.6 of the Disclosure Schedule): (i) any contract, agreement or commitment providing for the payment or receipt by CygnaCom of an amount in excess of $10,000 in any year; (ii) any contract, agreement or commitment concerning ownership of ideas or inventions, work-for-hire or non-competition; (iii) any contract, agreement or commitment with any current or former stockholder or employees of or consultants to CygnaCom, except employee-at-will arrangements; (iv) any partnership or joint venture agreement;
(v) any lease or sublease of real estate; (vi) any agreement for the borrowing of money or guarantee of indebtedness; (vii) any agreement with a customer or distributor under which CygnaCom has granted exclusive rights or terms, and
(viii) any agreement relating to the acquisition or disposition of assets outside the ordinary course of business having a value of more than $10,000 (collectively, together with the agreements and licenses listed in Section 3.6 of the Disclosure Schedule, the "Contracts").

     (b) Except as set forth on the Disclosure Schedule, CygnaCom has previously made available to Buyer or its outside counsel, a complete and accurate copy of each Contract. Each Contract is a valid and binding agreement between CygnaCom and the other party or parties thereto, and will continue to be so immediately following the Closing; no defaults or breaches exist under any of the Contracts on the part of CygnaCom or, to the knowledge of CygnaCom, any other party thereto; and the purchase and sale of CygnaCom Shares contemplated by this Agreement will not cause a breach under, or give the other party a right to terminate any such Contract; and CygnaCom has no reason to believe that any other party to any Contract will not be able to perform its obligations thereunder.

3.11  Books and Records; Bank Accounts.
      --------------------------------

      (a) The corporate minute books, financial and accounting records and other business records of CygnaCom are accurate and complete in all material respects.

      (b) Section 3.11 of the Disclosure Schedule sets forth a correct and complete list of all bank accounts and safe deposits of CygnaCom, and all authorized signatories with respect thereto.

3.12  Tax Matters.
      -----------

      (a) CygnaCom has filed on a timely basis all federal, state, local and foreign Tax (as defined below) returns that were required to be filed, all of which returns were accurate and complete. CygnaCom has paid on a timely basis all Taxes which have become due and has withheld and remitted on a timely basis any Taxes required to be withheld by it. The unpaid Taxes of CygnaCom for tax periods through Closing do not exceed the accruals and reserves for Taxes set forth on the Closing Balance Sheet of CygnaCom (exclusive of any accruals for deferred taxes or similar items that reflect timing differences between tax and financial accounting principles). No unsatisfied deficiencies have been asserted or assessed against CygnaCom as a result of any audit by the Internal Revenue Service or any state, local or foreign taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of CygnaCom, threatened.

      (b) CygnaCom is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax returns. CygnaCom has delivered to the Buyer complete and accurate copies of all federal, state, local and foreign income and property Tax returns, examination reports and statements of deficiencies assessed against or agreed to by CygnaCom for the 1999 tax year. No examination or audit of any Tax return of CygnaCom is currently in progress or, to the knowledge of CygnaCom, threatened. CygnaCom has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. CygnaCom (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of CygnaCom are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code;
(iii) has no actual or potential liability for any Taxes of any person or entity under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract, or otherwise; and (iv) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation
Section 1.337(d)-2(b). CygnaCom has not been informed by any jurisdiction that the jurisdiction believes that CygnaCom was required to file any Tax return that was not filed. None of the assets of CygnaCom is property that is required to be treated as being owned by any other person pursuant to the provisions of former
Section 168(f)(8) of the Code. None of the assets of CygnaCom is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of CygnaCom directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. CygnaCom has not undergone a change in any of its methods of accounting resulting in an adjustment to its taxable income pursuant to Section 481(a) of the Code. No state or federal net operating loss of CygnaCom determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

      (c) At all times since inception, for federal income tax purposes, CygnaCom has validly been treated as an "S corporation" within the meaning of Code Section 1361(a) and has validly been treated in a similar manner for purposes of the tax laws of all states in which it has been subject to taxation.

      (d) CygnaCom at no time has had any "net unrealized built-in gain" within the meaning of Code Section 1374(d) that would give rise to taxation pursuant to
Section 1374 of the Code (or comparable provisions of state law) if all of the assets of the Company and the Subsidiaries were disposed of as of the end of the day immediately preceding the Closing Date at their respective fair market values.

      (e) "Taxes" means all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, franchises and value added, and customs and import duties and fees) imposed by the United States of America or any state, local or foreign government, or any agency thereof, including any interest, fines or penalties with respect thereto.

3.13  Customers and Suppliers.
      -----------------------

      No significant customer has indicated to CygnaCom that it will stop or decrease, in any material respect, purchasing services from CygnaCom in the future or that it wishes to return or receive a refund for any services previously purchased from CygnaCom. Section 3.13 of the Disclosure Schedule sets forth a list of each supplier that is the sole supplier of any significant product to CygnaCom. No such supplier has indicated within the past year that it will stop, or materially decrease the rate of, supplying products to CygnaCom.

3.14  Insurance.
      ---------

      (a) CygnaCom maintains, and has maintained since its inception, insurance with respect to its assets and business, the present scope and coverage amounts of which are described in Section 3.14 of the Disclosure Schedule.

      (b) No product liability, professional liability or similar claim has ever been made against CygnaCom.

3.15  Legal Compliance.
      ----------------

      CygnaCom, and the conduct and operations of CygnaCom's business, are in compliance with each applicable law (including rules, regulations, ordinances and codes thereunder) of any federal, state, local or foreign government or governmental authority known to CygnaCom, except for any violation or default which will not result in a CygnaCom material adverse effect.

3.16  Litigation.
      ----------

      CygnaCom (a) is not subject to any unsatisfied judgement, order, decree, final agency decision, stipulation or injunction, and (b) is not a party to, nor to its knowledge threatened with, any litigation, suit, action, termination, claim, suspension, debarment or revocation proceeding, dispute or controversy by or before any administrative agency or other governmental authority.

3.17  Confidential Information.
      ------------------------

      CygnaCom has not disclosed any information of a proprietary or confidential nature relating to its business, products, technology or condition (financial or otherwise) to any person or entity, except (i) in the ordinary course of business pursuant to non-disclosure agreements to which CygnaCom is a party, (ii) to the legal and financial advisors of CygnaCom and its Stockholders, and (iii) to the Buyer and its legal and financial advisors.

3.18  Employees.
      ---------

      All present employees of CygnaCom are listed on Section 3.18 of the Disclosure Schedule, together with their job titles and salaries. Each present and past employee of CygnaCom is bound by CygnaCom's standard confidentiality agreement, a copy of which is attached as Section 3.18 of the Disclosure Schedule. No employees of CygnaCom are represented by any labor union or subject to any collective bargaining agreement, nor is CygnaCom aware of any unionization or organizational effort pending or contemplated. All present employees of CygnaCom listed in Section 3.18 have never been, nor to CygnaCom's knowledge, are subject to any investigation, suspension or debarment action or proceeding by or before a government agency. CygnaCom is in compliance with all federal state and local statutes, ordinances and regulations applicable to the hiring and employment of employees and known to CygnaCom.

3.19  Employee Benefits.
      -----------------

      (a) Section 3.19 of the Disclosure Schedule sets forth an accurate schedule of all employee benefit or welfare benefit plans or arrangements of the Company, including without limitation any pension, profit sharing, bonus, stock option, incentive, deferred compensation, hospitalization, medical, insurance or other plan or arrangement, any employment agreement containing "golden parachute" provisions, and a description of such plans and arrangements, together with copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby (the "Employee Plans"). All Employee Plans listed on Section 3.19 of the Disclosure Schedule are in compliance with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations issued
                                   -----
thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

      (b) All Employee Plans listed on Section 3.19 of the Disclosure Schedule that are intended to qualify (the "Qualified Plans") under Section 401(a) of the
                                   ---------------
Code have been determined by the Internal Revenue Service to be so qualified, or will be submitted to the Internal Revenue Service within the relevant amendment period of Section 401(b) of the Code, and copies of such determination letters are included as part of Section 3.19 of the Disclosure Schedule. All reports and other documents required to be filed with any Governmental Entity or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits and Tax Returns) have been timely filed or distributed, and true copies of the 1998 materials have been made available to the Buyer. Neither the Stockholder, any Employee Plan listed on Section 3.19 of the Disclosure Schedule nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Employee Plan listed on
Section 3.19 of the Disclosure Schedule has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code or Section 302(l) of ERISA. The Company has not incurred any liability for any excise tax penalty or any other liability due to the Internal Revenue Service or any liability due to the Pension Benefit Guaranty Corporation. The Company has never maintained a plan that is subject to Title IV of ERISA or Section 412 of the Code. The Company has never been required to contribute to a multiemployer plan as defined in Section 4001 of ERISA.

      (c)  Prohibited Transactions.  Neither the Company nor any of its
           -----------------------
Affiliates, directors, officers, employees or agents, or any "party in interest" or "disqualified person," as such terms are defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code has, with respect to any Employee Plan, engaged in or been a party to any nonexempt "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, in connection with which, directly or indirectly, the Buyer or any of its Affiliates, directors or employees or any Employee Plan or any related funding medium could be subject to either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

      (d)  Compliance.  With respect to all Employee Plans listed on
           ----------
Section 3.19 of the Disclosure Schedule, the Company and its Affiliates are in compliance with the requirements prescribed by any and all statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code, applicable to such Employee Plans. The Company and its Affiliates have in all respects performed all obligations required to be performed by them under, and is not in violation in any respect of, and there has been no default or violation by any other party with respect to, any of the Employee Plans.

      (e)  Multiemployer Plans.  The Company has never been obligated to
           -------------------
contribute to a Multiemployer Plan.

      (f) Retiree Benefits. Except as set forth in Schedule 3.19 of the
           ---------------                         -------------
Disclosure Schedule, no Employee Plan provides health or life insurance benefits for retirees except as required by applicable law. No such plan contains any provisions, and no commitments or agreements exist, which in any way would limit or prohibit the Buyer from amending any such plan to reduce or eliminate such retiree benefits.

      (g) Copies of Employee Plans and Related Documents. The Company has
           ---------------------------------------------
previously provided to the Buyer true, correct and complete copies of all Employee Plans which have been reduced to writing and written descriptions of all Employee Plans which have not been reduced to writing, and all agreements, including trust agreements and insurance contracts, related to such Employee Plans, and the Summary Plan Description and all modifications thereto for each Employee Plan communicated to employees. With respect to each Employee Plan that is a "defined benefit plan," as such term is defined in Section 3(35) of ERISA (the "Defined Benefit Plans"), true, correct and complete copies of (i) the annual actuarial valuation reports for the last five years, (ii) the Form 5500 and Schedule A or B thereto, or both, filed for the last five years and (iii) any filings made with the Pension Benefit Guaranty Corporation, Internal Revenue Service or Department of Labor, or any correspondence with or from such agencies, regarding the termination of any such Defined Benefit Plan, have been delivered to the Buyer.

      (h)  Qualifications.  Each Employee Plan intended to qualify under
           --------------
Section 401(a) of the Code has been determined by the Internal Revenue Service to so qualify, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501(a). Each Employee Plan which is a funded welfare benefit plan intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the Internal Revenue Service to be so exempt. Copies of all determination letters, if any, with respect to each such Employee Plan have been previously provided by the Company to the Buyer, and nothing has since occurred, or will occur prior to the Closing Date, which might cause the loss of such qualification or exemption, no such Employee Plan has been operated in a manner which would cause it to be disqualified in operation, and all such Employee Plans have been administered in compliance with and consistent with all applicable requirements of the Code and ERISA, including, without limitation, all reporting, notice, and disclosure requirements.

      (i)  Claims and Litigation.  Except as set forth on Schedule 3.19 of the
           ---------------------
Disclosure Schedule, there are no threatened or pending claims, suits or other proceedings by present or former employees of the Company or its affiliates, plan participants, beneficiaries or spouses of any of the above, the Internal Revenue Service, the PBGC, or any other person or entity involving any Employee Plan including claims against the assets of any trust, involving any Employee Plan, or any rights or benefits thereunder, other than ordinary and usual claims for benefits by participants or beneficiaries including claims pursuant to domestic relations orders.

      (j)  No Implied Rights.  Nothing expressed or implied herein shall confer
           -----------------
upon any past or present employee of the Company, his or her representatives, beneficiaries, successors and assigns, nor upon any collective bargaining agent, any rights or remedies of any nature, including, without limitation, any rights to employment or continued employment with the Company, the Buyer, or any successor or affiliate.

      (k)  Continuation and Transfer.  Section 3.19 of the Disclosure Schedule
           -------------------------
describes which Employee Plans are to be continued by the Company following the Closing Date. At the Buyer's election, the Company shall take any actions as may be necessary or appropriate under all applicable laws and the terms of the Employee Plans to establish the Buyer, or an affiliate of the Buyer, as having all rights and obligations with respect to any of the Employee Plans which are to be continued including, without limitation, rights with respect to all annuity or insurance contracts which form a part of any of such Employee Plans, together with all other Employee Plan assets. The Company shall obtain as of the Closing Date any and all consents, if any, that may be required to effect any transfer of any trust(s) related to such assumed Employee Plans to such trustee(s) as may be appointed by the Buyer.

      (l)  Schedule 3.19  The CygnaCom Employee Plans shall continue after
           -------------
Closing.

      (m)  Liabilities.  Except as heretofore accrued on the Closing Balance
           -----------
Sheet, there are no liabilities with respect to any Employee Plan which liability relates to any period prior to the Closing Date, including, without limitation, any taxes or sick pay (whether or not vested), sick and personal leaves, employee policies, employee benefit claims or liability to the Pension Benefit Guaranty Corporation. Except as set forth on Schedule 3.19, there is no severance payment due to the consummation of the transaction.

3.20  Conduct of the Business of CygnaCom.
      -----------------------------------

      Since January 31, 2000, CygnaCom operated its business consistent with its customary practices, and did not engage in any transactions outside the ordinary course of business. CygnaCom made regularly scheduled payments on existing debt and did not incur any additional indebtedness other than in the ordinary course of business.

3.21  Absence of Material Adverse Changes.
      -----------------------------------

      Since January 31, 1999 there has not been any material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of CygnaCom. The Buyer acknowledges that consistent with its customary practices, CygnaCom will have distributed all pre-Closing earnings of CygnaCom to its stockholders, provided that a minimum of Two Hundred and Thirty-One Thousand Dollars ($231,000) (which includes the Divestiture Reserve defined in Section 5.3 of this Agreement), of cash reserves exist at Closing. The Buyer acknowledges that CygnaCom has not accounted for a vacation reserve, and the absence of this reserve does not create a breach of this Section 3.21 or any other Section of this Agreement.

3.22  Business Relationships With Affiliates.
      --------------------------------------

      No officer, director or stockholder of CygnaCom (a) owns any property or right, tangible or intangible, which is used in, or was developed for the purpose of use in, the business of CygnaCom, (b) has any claim or cause of action against CygnaCom, (c) owes any money to or is owed any money by (except for salary and other compensation accrued in the ordinary course of business) CygnaCom or (d) has any other business relationship with CygnaCom, other than in his capacity as an officer, director, stockholder or employee.

3.23  Brokers' Fees.
      -------------

      No financial advisor, broker, agent or finder was utilized by CygnaCom or any Stockholder in connection with the transactions contemplated by this Agreement and no fees are due or owing by CygnaCom to any financial advisor, broker, finder or agent in connection with the transactions contemplated by the Agreement.

3.24  Disclosure.
      ----------

      The financial statements and other information concerning CygnaCom that were provided by CygnaCom to the Buyer in connection with its consideration and execution of this Agreement (the "CygnaCom Documents") did not contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which such statements were made, in order to make the statements therein not misleading.

                                  ARTICLE IV


                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Stockholders as follows:

4.1  Organization.
     ------------

     The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power and authority to own its properties and carry on its business as it is currently being conducted. The Buyer has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated herein to which it is a party and to consummate the transactions contemplated hereby and thereby.

4.2  Authorization.
     -------------

     The execution and delivery by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and the other agreements contemplated herein to which it is a party constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

4.3  Noncontravention.
     ----------------

     The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer (b) violate the provisions of the Articles of Incorporation or By-laws of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (d) conflict with, result in the breach or termination of, or constitute a default under, or require any notice, consent or waiver under, any material agreement or instrument to which the Buyer is a party or by which the Buyer or any of its assets is bound.

4.4  Regulatory Approvals.
     --------------------

     All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Buyer and which are necessary for the transactions contemplated by this Agreement have been obtained.

4.5  Brokers' Fees.
     -------------

     No financial advisor, broker, agent or finder was utilized by the Buyer in connection with the transactions contemplated by this Agreement and no fees are due or owing by the Buyer to any financial advisor, broker, finder or agent in connection with the transactions contemplated by the Agreement.

                                   ARTICLE V


                                   COVENANTS

5.1  CygnaCom Stockholder Non-FAA Employees.
     --------------------------------------

     The Buyer shall grant Entrust options pursuant to Schedule II to the
                                                       -----------
Disclosure Schedule to all CygnaCom Stockholder Non-FAA Employees who execute an Offer Letter, in the form attached hereto as Exhibit A-3 and a Stock Option
                                             -----------
Agreement in the form attached hereto as Exhibit B-1.  It is expressly
                                         -----------
acknowledged by all parties to this Agreement that such Entrust options are being granted in consideration of services to be performed for Entrust by the CygnaCom Stockholder Non-FAA Employees pursuant to the Offer Letter.

5.2  CygnaCom Non-FAA Employees.
     --------------------------

     The Buyer shall grant Entrust options pursuant to Schedule III of the
                                                       ------------
Disclosure Schedule to all CygnaCom Non-FAA Employees who execute an Offer Letter in the form attached hereto as Exhibit A-3 and a Stock Option Agreement
                                      -----------
in the form attached hereto as Exhibit B-2.
                               -----------

5.3  FAA Employees.
     -------------

     CygnaCom shall employ, pursuant to the terms of Exhibit A-4, the FAA Employees shown on Schedule IV to the Disclosure Schedule for a time period ("Divestiture Period") starting at the Closing Date until the earlier of (i) thirty (30) calendar days following the Closing Date; (ii) the date when the FAA contracts identified in Schedule 3.10(b) of the Disclosure Schedule ("FAA Contracts"), including all rights and obligations of CygnaCom, have been assigned to a third party with all necessary third party consents; or (iii) the date when all FAA contracts have been terminated. During the Divestiture Period and as soon as reasonably practicable after the Closing Date, commercially reasonable steps will be taken by Mr. Sadegh Kavoussi to assign the FAA Contracts, including all rights and obligations of CygnaCom therein, to a third party with all necessary third party consents including CygnaCom's consent and to arrange new employment arrangements with said third party assignee for some or all of the FAA Employees ("Divestiture"). CygnaCom agrees to retain a cash reserve ("Divestiture Reserve") of thirty-one thousand dollars ($31,000) to pay all costs arising from the Divestiture and CygnaCom's termination of the employment of the FAA Employees at the end of the Divestiture Period, including but not limited to any severance paid or payable to any of the FAA Employees.
In consideration for his employment services provided to CygnaCom during the Divestiture Period, Mr. Sadegh Kavoussi shall receive the net proceeds of the Divestiture (net of costs collectively incurred by the Buyer and/or CygnaCom related to the Divestiture in excess of the Divestiture Reserve), if any, received by CygnaCom for the Divestiture.

5.4  Legal Fees.
     ----------

     The Buyer shall pay for CygnaCom's legal fees accrued in connection with the transactions contemplated by this Agreement up to a maximum of One Hundred Thousand Dollars ($100,000).

                                  ARTICLE VI


                                INDEMNIFICATION

6.1  Indemnification by the Stockholders.
     -----------------------------------

     (a) The Principal Stockholders shall, jointly and severally, indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer, CygnaCom, or any officer or director thereof resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of CygnaCom contained in this Agreement.

     (b) Each Stockholder shall severally indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Damages incurred or suffered by the Buyer, CygnaCom, or any officer or director thereof resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of such Stockholder contained in Article II of this Agreement.

6.2  Indemnification by the Buyer.
     ----------------------------

     The Buyer shall indemnify each Stockholder in respect of, and hold it harmless against, any and all Damages incurred or suffered by such Stockholder resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer contained in this Agreement. In addition, the Buyer shall indemnify each Stockholder in respect of, and hold it harmless against, any Damages arising from claims by third parties against such Stockholder resulting from any act or omission of CygnaCom occurring after Closing, except for any Damages caused by any willful and/or unauthorized act or omission of any such Stockholder.

6.3  Claims for Indemnification.
     --------------------------

     (a) A Party entitled to indemnification under this Article VI (an "Indemnified Party") shall give prompt written notification to the party from whom indemnification is sought (the "Indemnifying Party") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Within fifteen (15) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The party or parties not controlling such defense may participate therein at its or their own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party or parties controlling such defense shall keep the other party or parties advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party or parties with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

     (b) Notwithstanding the provisions of Subsection 6.3(a), if a third party asserts (other than by means of a lawsuit) that the Buyer or CygnaCom is liable to it for a monetary or other obligation which may constitute or result in Damages for which the Buyer may be entitled to indemnification pursuant to this
Article VI, and the Buyer reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the Buyer shall upon five (5) days written notice to CygnaCom be entitled to satisfy such obligation, without consent from the Stockholders or CygnaCom, (ii) the Buyer may make a claim for indemnification pursuant to this Article VI in accordance with the provisions of this Section 6.3, and (iii) the Buyer shall be reimbursed, in accordance with the provisions of this Section 6.3, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Stockholders to dispute, in the manner set forth in this Section 6.3, the Buyer's entitlement to indemnification or the amount for which it is entitled to indemnification).

     (c) An Indemnified Party wishing to assert a claim for indemnification under this Article VI shall deliver to the Indemnifying Party a written notice (a "Claim Notice") which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

     (d) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount, by check or by wire transfer; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Agreed Amount, by check or by wire transfer; or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall submit such dispute to arbitration as set forth below in Section 6.5.

     (e) For purposes of this Section 6.3, any references to the Indemnified Party or the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in this Article VI) shall, if the Indemnified Party or the

Indemnifying Party comprises one or more Stockholders, be deemed to refer to the Stockholders' Representative. The Stockholders' Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VI. The Stockholders' Representative shall have no liability to any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article VI. This
Section 6.3 shall survive the Closing.

6.4  Limitations.
     -----------

     (a) The representations, warranties and covenants of the Stockholders and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until one year after the Closing Date; provided that (i) the representations and warranties
                        --------
contained in Sections 2.1, 2.2, 2.3 and 3.2 shall survive the Closing and continue without limitation, and (ii) the representations and warranties contained in Section 3.11 relating to tax matters shall survive the Closing and continue until the expiration of the applicable statute of limitations relating to such tax matters. If an Indemnified Party delivers in good faith to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

     (b) Notwithstanding anything to the contrary herein, neither the Buyer or the Indemnifying Stockholders shall be liable under this Article VI unless and until the aggregate Damages for which they would otherwise be liable exceeds Fifty Thousand Dollars ($50,000) (at which point the Buyer or the Indemnifying Stockholders shall become liable for the aggregate Damages, and not just amounts in excess of Fifty Thousand Dollars ($50,000)).

6.5  Arbitration.
     -----------

     (a) Either the Buyer or the Stockholders' Representative may submit any matter referred to in Article VI hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within ten (10) days after receipt of such notice, the Buyer and the Stockholders' Representative shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

     (b) Within fifteen (15) days after the designation of the arbitrator, the Buyer and the Stockholders' Representative shall meet, at which time the Buyer and the Stockholders'

Representative shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

     (c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholders' Representative. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association.

     (d) The arbitrator shall use his best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

     (e) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

     (f) Any arbitration pursuant to this Section 6.5 shall be conducted in the Commonwealth of Virginia. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the Commonwealth of Virginia and the United States District Court for the Commonwealth of Virginia for purposes of the enforcement of any arbitration award.

                                  ARTICLE VII


                                  TAX MATTERS

7.1  Preparation and Filing of Tax Returns.
     -------------------------------------

     (a) The Stockholders shall cause to be prepared and timely filed (at their expense) all Tax Returns of CygnaCom attributable to any Tax period ending on or before the Closing Date. Effective on the Closing Date, the Buyer shall assume CygnaCom's operating tax obligations. The Stockholders shall complete and file a Tax Return for the period from January 1, 2000 through the Closing Date.

     (b) The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns with respect to CygnaCom or in respect of its businesses, assets or operations.

     (c) Any Tax Return to be prepared and filed by the Buyer for taxable periods beginning before the Closing Date shall, to the extent possible under applicable laws, be prepared on a basis consistent with the last previous similar Tax Return, and the Buyer shall consult with the Stockholders' Representative concerning each such Tax Return and report all items with respect to the portion of the period ending on the Closing Date in accordance with the instructions of the Stockholders' Representative to the extent such reporting is allowable without significant risk of the imposition of penalties or additions to Tax as determined by the Buyer in consultation with its Tax advisors. The Buyer shall cause CygnaCom to provide the Stockholders' Representative with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Stockholders' Representative) at least 45 days prior to the filing of such Tax Return, except that (i) in the case of a Tax Return relating to a monthly taxable period, the copy shall be provided to the Indemnification Representatives at least 10 days prior to the filing of such Tax Return and
(ii) in the case of a Tax Return due within 90 days following the Closing Date, the copy shall be provided to the Indemnification Representatives in such shorter period of time prior to filing as the Buyer shall reasonably determine to be practicable.

7.2  Tax Indemnification by the Principal Stockholders.
     -------------------------------------------------

     (a) The Principal Stockholders shall indemnify the Buyer in respect of, and hold the Buyer harmless, on an after-Tax basis, against (x) Damages resulting from, relating to, or constituting a breach of any representation contained in
Section 3.12 hereof, (y) the failure to perform any covenant or agreement set forth in this Article VII and (z), without duplication, the following Taxes with respect to CygnaCom.

         (i) Any and all Taxes due and payable by CygnaCom for any taxable period that ends (or is deemed pursuant to Section 7.3(b) to end) on or before the Closing Date;

         (ii) Any liability for Taxes of other entities whether pursuant to Treasury Regulation Section 1.1502-6 (or comparable or similar provision under state, local or foreign law), as transferee or successor, pursuant to any contractual obligation, or otherwise for any period that ends (or is deemed pursuant to Section 7.3(b) to end) on or before the Closing Date; and

         (iii) Any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Stockholders, CygnaCom, or any of their respective Affiliates, resulting from the Acquisition or otherwise on account of this Agreement or the transactions contemplated hereby.

     (b) Amounts payable pursuant to this Section 7.2 shall be computed after taking into account all Tax consequences to the Buyer (or its Affiliates) of (i) the receipt of (or the right to receive) the indemnification payment and (ii) the incurrence of the liability that gave rise to the right to receive the indemnification payment. Thus, it is the intention of the Parties that the Buyer be held harmless with respect to the liability that gave rise to the right to the indemnification payment on an after-Tax basis.

     (c) All claims for indemnification pursuant to this Article VII shall be made in accordance with Section 6.3 hereof and shall be subject to the provisions of Section 6.4 hereof.

7.3  Allocation of Certain Taxes.
     ---------------------------

     (a) The Buyer and the Stockholders agree that if CygnaCom is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Stockholders shall treat such day as the last day of a taxable period.

     (b) Any Taxes for a taxable period beginning before the Closing Date and ending after the Closing Date with respect to CygnaCom shall be apportioned for purposes of Section 7.2 between the portion of the period ending on the Closing Date and the portion of the period commencing on the day immediately following the Closing Date based on the actual operations of CygnaCom during such portions of the periods, and each such portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

7.4  Cooperation on Tax Matters.
     --------------------------

     (a) The Buyer and the Stockholders and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Such cooperation shall include, but not be limited to, furnishing prior years' Tax Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include without limitation providing powers of attorney for the purpose of signing Tax Returns and defending audits forwarding copies of appropriate notices and forms or other communications received from or sent to any taxing authority which relate to CygnaCom, and providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any taxing authority and records concerning the ownership and tax basis of property, which the requested party may possess. The Buyer and CygnaCom and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

     (b) For a period of ten (10) years after the Closing Date or such longer period as may be required by law, the Buyer shall, and shall cause CygnaCom to, retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, CygnaCom for all taxable periods ending (or deemed, pursuant to Section 7.3(b), to end) on or prior to the Closing Date to the extent the Buyer or CygnaCom received or had possession of such records on the Closing Date.

     (c) For a period of ten (10) years after the Closing Date or such longer period as may be required by law, the CygnaCom (or its Affiliates) shall retain and not destroy or dispose of all Tax Returns (including supporting materials), books and records (including computer files) of, or with respect to the activities or Taxes of, CygnaCom for all taxable periods ending (or deemed, pursuant to Section 7.3, to end) on or prior to the Closing Date to the extent the CygnaCom did not deliver such records to the Buyer or CygnaCom.

     (d) If the Buyer or CygnaCom (as the case may be) on the one hand, or Stockholders on the other, fails to provide any information requested by the other party in the time specified herein, or if no time is specified pursuant to this Section 7.4, within a reasonable period, or otherwise fails to do any act required of it under this Section 7.4, then the party failing to so provide the information or do such act shall be obligated, notwithstanding any other provision of this Agreement, to indemnify the party requesting the information or act and shall so indemnify the requesting party and hold such party harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure. Notwithstanding the foregoing, the party that failed to deliver the information or do the act requested, shall in no event be obligated to make any payments pursuant to this Section 7.4(d) or otherwise be liable, if such party used all reasonable commercial efforts to provide the requested information or perform the requested act.

7.5  Tax Covenants.
     -------------

     (a) Each Stockholder will join with the Buyer in making Section 338(h)(10) Elections with respect to CygnaCom, it being understood that the making of any
Section 338(h)(10) Election shall be at the sole discretion of the Buyer. The Buyer and the Stockholders shall cooperate fully with each other in the making of such Section 338(h)(10) Elections. In particular, and not by way of limitations, in order to effect such Section 338(h)(10) Elections, the Buyer and each of the Stockholders shall, with respect to CygnaCom, jointly execute Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury Regulations (the "Attachments").
No later than 75 days before the last day prescribed for filing the Section 338(h)(10) Elections, each of the Stockholders shall prepare and submit to the Buyer the Forms 8023 and the Attachment to Form 8023 for the Buyer's approval. The Buyer and the Stockholders shall use their best good faith efforts to agree on the Forms 8023 and the Attachments.

     (b) The Buyer and each of the Stockholders agree to report the transaction for tax purposes in manner consistent with the making of the 338(h)(10) Elections and with the Forms 8023 and the Attachments in each of their respective income Tax Returns. If the Buyer elects, each of the Stockholders agrees to join, in accordance with the foregoing procedures, in any similar election under the law of any state in which CygnaCom now files an income Tax Return or is included in a consolidated, combined or unitary state income Tax Return.

     (c) No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, affecting CygnaCom and which will bind them after the Section 338(h)(10) Elections, shall be made after the date of this Agreement without the prior written consent of the Buyer.

     (d) Before the Closing, each Stockholder shall furnish the Buyer an affidavit, stating, under penalty of perjury, the transferor's United States taxpayer identification number and that the transferor is not a foreign person pursuant to Section 1445(b)(2) of the Code.

     (e) To the extent the ordinary income allocation to the Stockholders on the transaction exceeds Two Million Dollars ($2,000,000), the Buyer will, after Closing, gross up and make payment to each of the Stockholders the difference between the Tax rates of ordinary income versus capital gains applicable to each of the Stockholders for federal and state income Tax purposes. Without limiting the foregoing, it is intended that the above payment to be made to each of the Stockholders shall be made on an after-Tax basis.

                                 ARTICLE VIII


                                 MISCELLANEOUS

8.1  Prior Agreements.
     ----------------

     Each of the Stockholders and CygnaCom hereby grant any consents, waivers or approvals with respect to the consummation of the transactions covered hereby which may be required under any agreement or instrument to which the Stockholders or CygnaCom may be a party (including without limitation waivers of restrictions on transfer of the CygnaCom Shares or waivers of purchase rights with respect to the CygnaCom Shares). Each of the Stockholders acknowledges that, effective as of the Closing, he or it has no right or claim regarding the receipt of any additional capital stock of CygnaCom.

8.2  No Third Party Beneficiaries.
     ----------------------------

     This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

8.3  Entire Agreement.
     ----------------

     This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof.

8.4  Succession and Assignment.
     -------------------------

     This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to a subsidiary of the Buyer, provided that the Buyer also remains liable for the discharge of such obligations.

8.5  Counterparts.
     ------------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.6  Headings.
     --------

     The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7  Notices.
     -------

     All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to CygnaCom or to the Stockholders of CygnaCom:
     -------------------------------------------------

     c/o Santosh Chokhani, Ph.D.
     President
     CygnaCom Solutions, Inc.
     7927 Jones Brand Drive
     Suite 100, West
     McLean, VA  22102
     Telecopy:  (703) 848-0960

     With a copy to:
     --------------

     Joseph B. Whitebread, Esq.
     Wilkes, Artis, Hedrick & Lane, Chartered
     166 K Street, N.W., Suite 3000
     Washington, DC  20006-2897
     Telecopy:  (202) 457-7814


     If to the Buyer:
     ---------------

     James D. Kendry, Esq.
     Entrust Technologies Inc.
     One Preston Park South
     4975 Preston Park Blvd., Suite 400
     Plano, TX  75093
     Telecopy:  (972) 943-7305

     With a copy to:
     --------------

     James R. Burke, Esq.
     Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02109
     Telecopy:  (617) 526-5000

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

8.8  Governing Law.
     -------------

     This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Virginia.

8.9  Amendments and Waivers.
     ----------------------

     No amendment of any provision of this Agreement, or waiver or consent given hereunder, shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

8.10 Severability.
     ------------

     Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                ENTRUST TECHNOLOGIES INC.

                                By:  /s/  John A. Ryan
                                     ----------------------------------------

                                Title:  President and Chief Executive Officer
                                        -------------------------------------



                                CYGNACOM SOLUTIONS, INC.

                                By:  /s/  Santosh Chokhani
                                     ----------------------------------------

                                Title:  President
                                        -------------------------------------

                                STOCKHOLDERS:

                                /s/  Santosh Chokhani
                                ---------------------------------------------
                                Santosh Chokhani


                                /s/  Isadore Schoen
                                ---------------------------------------------
                                Isadore Schoen


                                /s/  Sarbari Gupta
                                ---------------------------------------------
                                Sarbari Gupta


                                /s/  Sadegh Kavoussi
                                ---------------------------------------------
                                Sadegh Kavoussi


                                /s/  Peter Hesse
                                ---------------------------------------------
                                Peter Hesse


                                /s/  Scott Shorter
                                ---------------------------------------------
                                Scott Shorter

                                /s/  Mike Boberski
                                ---------------------------------------------
                                Mike Boberski


                                /s/  Johnny Hsiung
                                ---------------------------------------------
                                Johnny Hsiung


                                /s/  Christine Miller
                                ---------------------------------------------
                                Christine Miller


                                /s/  William Taris
                                ---------------------------------------------
                                William Taris


                                /s/  Kristina Rogers
                                ---------------------------------------------
                                Kristina Rogers


                                /s/  Mark Whitaker
                                ---------------------------------------------
                                Mark Whitaker


                                /s/  Edward Morris
                                ---------------------------------------------
                                Edward Morris


                                      -2-